EXHIBIT 10.25

Officer Relocation Guide

Step 1: Speak with your RMC consultant before signing any agreements(s) with real

Tax Liability..........................................................................................................................…19
HOUSEHOLD GOODS MOVING.......................................................................................................20
Insurance................................................................................................................................…20

Employee Relocation Guide – Officer May 1, 2022

PG&E Table of Contents

Employee Relocation Guide – Officer May 1, 2022

PG&E Table of Contents

Getting Started

Your Relocation Guide
PG&E has established this relocation guide to assist in the financial and service needs of employees who meet the eligibility requirements and wish to relocate. The guide is designed to address most events in a typical relocation and is intended to ease the transition to the new location for you and your family.
This guide outlines the various benefits available to you. We suggest that you review it carefully and make note of any questions you have or further information you may need.
Important Notices
    PG&E reserves the right to interpret, at its sole discretion, the provisions of this program and to amend, limit or change any of its provisions with or without prior notice.
    Nothing in this guide should be interpreted as an employment guarantee or as creating an employment contract, expressed or implied, for any duration.
    Your housing status in the departure location will determine applicable housing benefits (ie. if you are a renter at departure, then the lease cancellation would apply. If you are a homeowner, the home sale benefit would apply).
    The intent of the relocation program is to provide reasonable, consistent and cost effective financial assistance and quality services to employees who relocate. The guide does not offer or imply that all relocation costs will be fully compensated.
    This relocation program has been designed to provide tax benefits and cost savings for you and PG&E. If you choose to work outside the guidelines, certain benefits may not be available to you.
    It is expected that you will make every effort to transfer promptly and control the cost of your move whenever possible. You will be reimbursed for reasonable, necessary and properly authorized eligible expenses. You are expected to maintain expenses at a conservative level and to be familiar with which expenses are reimbursable. The Company may, at its discretion, choose not to reimburse, in full or in part, an expense that is deemed unreasonable or excessive.
Time Off for Relocation Needs
The decision to grant time off from work for relocation-related activities is a business decision, and employees are encouraged to discuss needs with their supervisor. The decision to grant time off with pay and the charge of the time off with pay is up to the individual department. Recommendation is not to exceed 5 days over the course of the 12-month relocation.

Employee Relocation Guide – Officer May 1, 2022

Altair Will Administer Your Relocation

Altair Global is a full-service Relocation Management Company (RMC) retained by PG&E to assist you with each step of your relocation. You will have one single point of contact, your RMC consultant, who will provide service, answer questions, and address any issues that arise.
In addition to normal business hours, your relocation consultant is available evenings and weekends to assist you with any aspect of your relocation.

Altair’s Employee and Family web site contains relocation resources, tools, and helpful information. Once the RMC receives your authorization for relocation from PG&E, you will receive an invitation via email to create your account online. You will have access to:
    Relocation policies and related documents
    Online messages about your relocation
    Submit and track expense reimbursement requests

Employee Relocation Guide – Officer May 1, 2022

Relocation Summary

Please Note: The following summary does not include all details regarding relocation benefits. Conditions and limitations may apply that need further explanation. Do not rely on this summary alone; read the entire document carefully and ask your RMC consultant to clarify any point that you do not understand.

PROVISION	OFFICER RELOCATION BENEFITS
Tax Liability
Most taxable reimbursements are grossed up to compensate for the tax impact on the employee. Gross-up is provided as a financial benefit, but it is not intended to compensate you completely for all tax liabilities.

Miscellaneous Expense Allowance	$7,000 (less applicable taxes).
Lease Cancellation	Necessary cancellation expenses up to two months’ rent.
Home Sale Assistance
Includes professional home marketing assistance to support efforts to sell your home and implementation of a home sale assistance process that provides significant tax savings for both you and PG&E when an offer is received from an outside buyer. You must call your RMC consultant before contacting a broker to list your home.

New Home Finding Assistance
Maximum of two trips for a combined total of up to 8 days/7 nights for you and your spouse/registered domestic partner; eligible relocating children may go on one trip. Transportation (baggage fees not covered), lodging and meal per diem of $50 per adult and $25 per child under 16 per day. Full day rental tour if seeking permanent rental accommodations.

Lender Referral	The RMC provides counseling and referral to lenders that offer special programs.
Home Purchase Closing Costs
Reimbursement will be equal to actual costs or 2.0% of the new home purchase price, whichever is less. You must call your RMC consultant before contacting a real estate agent to be eligible for closing cost reimbursement.

Household Goods Moving	Packing, loading, transportation, and insurance; 90 days in-transit storage for authorized household goods; up to 2 cars shipped if move is over 400 miles and the car shipment is within the U.S.
Temporary Living Expenses
Up to 6 months of corporate housing; a maximum of 2 round trips or mileage reimbursement for you to return to the departure location OR your spouse/registered domestic partner to visit the destination location. Up to 14 days of rental car while your personal auto is in transit.

Employee Relocation Guide – Officer May 1, 2022

Final Trip
Reasonable expenses for employee and eligible dependents. Meal per diem of $50 per adult and child 16 and older and $25 per child under 16 Lodging reimbursed with original receipts. One-way airfare and baggage fees for up to $100 in total per person if move is over 400 miles; or mileage reimbursed at the current IRS rate. One night’s lodging and meals prior to departure, en route, and one night’s expenses at destination.

Expense Reporting	Employee-paid eligible relocation expenses reimbursed by the RMC upon receiving completed expense form with itemized receipts for all expenses.

Employee Relocation Guide – Officer May 1, 2022

Eligibility for Benefits

To be eligible for Officer relocation benefits, you must meet the following requirements:
    Your position is Vice President or higher.
    Your new commute must be AT LEAST 50 miles FURTHER than your current commute. To determine eligibility:
Mileage from CURRENT home to NEW headquarters:     miles Mileage from CURRENT home to CURRENT headquarters:     miles Difference (must equal 50 miles or more):     miles
    The relocation must result in a commute which is substantially reduced, that is by at least 50 percent. Your new residence must be closer to the new headquarters than the former residence. Moves over 100 miles require the new residence to be within 50 miles of the new headquarters. Moves less than 100 miles require that the commute be reduced by at least 50 percent. You must relocate your primary residence within one year from the effective date of transfer. Establishing a permanent residence is defined as the employee and family establishing a permanent tax base in the new headquarter area.
    The relocation is between locations within the U.S.
    You complete the relocation benefits requirements within twelve (12) months from your hire date or internal transfer date.
    You have signed and returned a relocation repayment agreement to the RMC.
Additionally, if you are a current employee transferring to another location, you must also meet the following requirements:
    You must not have had a relocation paid for by the Company in the last twenty-four (24) months; and
    The new position must be a regular, full-time position.
Dependents Eligible for Benefits
    Eligible dependents include:
    Your legally married spouse, your legally state-recognized common-law spouse, or registered domestic partner
    Your children who are under age 26, including step children, children born during a registered domestic partnership, foster children, legally adopted children, and children for whom you have been permanently appointed legal guardianship by a court (does not include the legal wards of your spouse)
    The children of your spouse or registered domestic partner who are under age 26, including legally adopted children. Note that a child for whom your spouse or registered domestic partner is the legal guardian is not an eligible dependent.
    Documents or certifications may be required to determine eligibility.

Employee Relocation Guide – Officer May 1, 2022

Relocation Repayment Agreement

To be eligible for relocation benefits, employees are required to sign and return a Relocation Repayment Agreement to the RMC. An employee who receives relocation assistance and voluntarily resigns employment within a 24-month period will be required to refund all or part of the monies spent by PG&E, including tax gross-up. Repayment will be as follows:
Resignation within the 1st year: 100% Resignation within the 2nd year: 50%
If you are involuntarily terminated, you will not be responsible for repayment of any relocation expenses, regardless of the duration of employment at the new location.
No relocation benefits, including payments, will be made until a signed copy of the Relocation Repayment Agreement is on file.

Tax Liability on Relocation Expenses Paid to You or On Your Behalf

Most of the amounts expended by PG&E on your behalf during relocation, whether reimbursed to you or paid directly to the service provider, will be included in your annual income and will appear on your W-2 issued in January of the following year.
PG&E will provide tax assistance for most taxable benefits through a process called “gross-up.” The RMC will calculate the amount of gross-up to which you are entitled and report it to PG&E. PG&E, through the payroll department, will pay additional funds directly to the appropriate tax authority to help offset the tax liability.
Please take note of these important factors pertaining to your gross-up benefits:
    The tax assistance provided by PG&E will be calculated using supplemental federal, state and local rates and will include Social Security and Medicare if applicable.
    Certain relocation expenses, which are not grossed up, may be deductible on your individual tax return.
    Gross-up is provided as a financial benefit, but is not intended to compensate you completely for all tax liabilities.
    You are responsible for calculating, reporting and paying all personal federal, state and local income taxes for which you are liable. The RMC will send you a detailed gross-up package that itemizes all relocation expenses for the tax year, including the gross-up payments the Company provides on your behalf. The package is provided for your information and for use by your tax professional if you use such services.

Employee Relocation Guide – Officer May 1, 2022

The services of tax and legal professionals are recommended.

Employee Relocation Guide – Officer May 1, 2022

Miscellaneous Expense Allowance

PG&E’s relocation program does not cover every expense you are likely to incur during your move. To help you with these various costs, PG&E provides a Miscellaneous Expense Allowance (MEA) of $7,000 (less applicable gross earning taxes—no gross-up is provided). The MEA will be paid out by PG&E once you have relocated to your new headquarters area.
The MEA is yours to use as you wish, and no receipt submission to the RMC or PG&E is required. However, you may need to keep receipts for your personal tax records. If in doubt, keep your receipts and talk to a tax advisor.
The MEA will be distributed directly to you by PG&E through Payroll. The RMC will notify PG&E to initiate the payment once your signed Repayment Agreement has been received and you have started work in your new location. If you are a current employee, the position change or other transactions must be completed in SAP prior to payment.
The MEA may be used to help with expenses such as:
    Storage or shipment of household goods outside of the parameters outlined in this guide
    Alcohol, wine and wine cellar shipment
    Tips to movers
    Travel expenses not covered by relocation guide, e.g., airline upgrade fees, preferred seat fees, baggage fees for the home finding trip, and bags in excess of two per person for the final move trip, etc.
    Concessions negotiated in the sale of a home
    Express mail charges (Federal Express, UPS, Airborne Express, etc.); notary fees, etc.
    Personal telephone calls (long distance, cell phone charges)
    Repairs, decorating, installation, wiring, cleaning, landscaping, etc. expenses for old or new home
    Security or utility deposits
    Automobile registration fees, licenses, or smog control charges
    Losses of fees for subscriptions, memberships, schools, safety deposit box
    Child care expenses
    Spouse/domestic partner employment costs
    Pet deposits or moving and boarding of pets
    Laundry and cleaning
    Tax obligations not fully compensated by gross-up
    GPS and other upgrades not standard for your rental car

Employee Relocation Guide – Officer May 1, 2022

Lease Cancellation

If you are a renter and have a lease to cancel in the departure location, you will be reimbursed for up to 2 months' rent. Your lease must have been signed prior to the date of the official relocation. The intent of this benefit is to cover lease cancellation fees, but not unused rent (i.e. if you are responsible for rent through a given month and move out midway through the month, the balance of that month's rent is not considered reimbursable as "lease cancellation").
Following is the documentation that you will need to submit for reimbursement:
    A copy of the current lease signed by the landlord and tenant(s)
    A copy of the notice to vacate letter that you provided to the landlord or property manager, which includes the date you intend to vacate
    A response back from your landlord with the dollar amount required to break the lease and confirmation that you have vacated and turned in your keys. The landlord will need to outline the costs (i.e. rent, break fee, etc.), associated with breaking the lease.
    Proof of payment of the amount you paid to the landlord for the lease break. This can be in the form of a cancelled check (front and back), credit card or bank statement showing the charge, or a signed/dated receipt from the landlord showing what was paid.
Upload all of the above documents to the website at www.altairglobal.com for reimbursement consideration. Please provide all required documents together to avoid delays in reviewing your reimbursement.
If you are renting in one location and have a home to sell in another location, you can only receive one benefit – either lease cancellation to break a current lease, or home sale costs to sell your home. If you take the “renter” benefit and receive reimbursement for lease cancellation, you will not be eligible for the home sale benefit.
Relocation Clause
If you decide to rent rather than purchase a home in the new location, you should include a relocation clause in your new lease that allows you to terminate the lease without penalty upon future relocation. The following example may be used:
It is understood the Lessee is subject to transfer by his or her employer. Accordingly, it is agreed in the event of Lessee’s transfer at any time prior to the date on which the last monthly rental payment under this Lease becomes due, Lessor will release Lessee of and from all further obligations under the Lease as of the last day of the monthly rental period during which Lessee vacates the premises, provided the Lessee gives written notice to the Lessor 30 days prior to vacating.

Employee Relocation Guide – Officer May 1, 2022

Home Sale Assistance Program

For homeowners, the sale of your home may be one of the most critical factors in accomplishing a successful relocation. The Home Sale Assistance Program is structured to save money for you and PG&E by providing you the opportunity for significant tax savings.
You Must Work with Altair
To receive home sale benefits you must contact PG&E’s Relocation Management Company (RMC), Altair, for referral to approved real estate agents in connection with the purchase and/or sale of your residence. You must comply with the Home Sale Program requirements, which includes your agent paying a referral fee to the RMC, or you will not be eligible to receive your commission and closing cost benefits.
If Altair is unable to collect a referral fee from the listing agent, you will not receive the home sale closing cost benefit.

Eligibility of the Home
To be eligible for the Home Sale Assistance Program, your home must meet the following criteria:
    The residence is a one-family or two-family home, townhouse or condominium on a standard size lot (less than one acre) and zoned residential.
    The land on which the residence is located must constitute a lot of standard size for the area and zoned residential. Land not reasonably necessary for the use and enjoyment of the property as a single-family dwelling, such as additional lots or farm acreage, is excluded.
    The home is your primary residence on the effective date of the transfer and you are currently living there.
    You, or you and your spouse/domestic partner, are owner(s) of the property and you have good and marketable title to the property (an ex-spouse/domestic partner or parent cannot be on title).
    The residence is in good and marketable condition.
    The residence is not presently under renovation.
    You know of no hidden or latent defects for which you might later be held responsible.
    Mortgage payments, Real Estate taxes, and Association dues are current.
    All required building permits and private road maintenance agreements are recorded.

Employee Relocation Guide – Officer May 1, 2022

    Homes containing a well must have water rights, and the water supply must be both potable and ample under local standards.
    Condominiums must meet the following guidelines:
    Only twenty percent (20%) of the total number of finished units are vacant and/or unsold.
    Only twenty percent (20%) of the units are owned by absentee investors for rental purposes.
    Association dues/Assessments per year (net of utilities) do not exceed two percent (2%) of the estimated fair market value of the condominium unit.
    The units in the complex are mortgageable by FNMA standards.
    The Condominium Association is in sound financial condition as evidenced by (I) current financial statements, (II) sufficient replacement reserves, (III) no rapid increase association dues and (IV) no unusual or excessive liens.
    You are responsible for providing verification of the above.
Some properties may not qualify for the Home Sale Assistance Program. The following list is not all inclusive, but provides some common examples:
    Homes with leased solar panels
    Unusual homes such as geodesic domes, earth homes, log cabins, houseboats, A-frames, and other specialty homes
    Rural residential zoning or lots larger than one acre
    Cooperative apartments
    Mobile homes and/or trailers
    Residences that require an association’s approval of purchaser
    Secondary tracts of land
    Farm properties
    Homes with structural problems to the extent they are deemed, by a qualified structural engineer, to be unsalable
    Homes that are ineligible for standard financing
    Any home built with synthetic stucco; LP, composite, or masonite siding (unless remediated); or containing any other materials which are involved in, or could be potentially involved in, a class action lawsuit
    Homes with toxic mold or excessive levels of hazardous substances
    Vacation homes
    Investment properties
    Apartment buildings
Other factors which may affect the eligibility of a property for this program include, but are not limited to, the following:

Employee Relocation Guide – Officer May 1, 2022

    Legal/title problems (liens, judgments)
    Property line issues (properties with private roads must have a recorded road maintenance agreement)
    Structural problems/damage
    Expansive soil
    Safety or code violations
    Unmarketable title
    Inability to meet conventional lender or insurance requirements
    Properties in foreclosure
    Bankruptcy
    Special financing (e.g., first-time buyers)
If your home is subject to any of the items listed above, inform your RMC consultant.
When you request the RMC’s assistance, your home must be available for sale. It cannot have been rented or leased within the past 12 months. It cannot be rented or leased after you elect to participate in the Home Sale Assistance Program. All construction and/or repairs must be completed prior to requesting to participate in the Program.
PG&E RETAINS THE RIGHT TO MAKE THE FINAL DECISION ON THE ELIGIBILITY OF A HOME FOR THE HOME SALE ASSISTANCE PROGRAM.
If your home is ineligible for the Home Sale Assistance Program
In accordance with the criteria identified above, or by the judgment of the RMC and PG&E, you will be responsible for selling your home on your own. You will still receive direct reimbursement for reasonable and customary home sales expenses. For reference, a list of reasonable and customary home sale expenses covered by PG&E can be found on page 13. Your home sales expense reimbursement will be grossed up.
If your home is eligible for the Home Sale Assistance Program
In accordance with the criteria listed above and you choose not to participate in the Home Sale Assistance Program, you will still receive reimbursement for reasonable and customary home sale expenses; however, none of the expenses of the transaction will be grossed up.

Employee Relocation Guide – Officer May 1, 2022

Step-by-Step Guide to Home Sale Assistance Program
You must follow these steps carefully to ensure compliance with the Home Sale Assistance Program. If these steps are altered in any way, your home sale assistance benefits may be at risk.
Step 1:    Speak with your RMC consultant before signing any agreement(s) with real estate professionals regarding the sale of your home.
As soon as PG&E authorizes the RMC to provide services, your consultant will contact you to conduct an initial interview. This interview will include discussion of all aspects of your relocation benefits and the needs that you anticipate for your family during the relocation process.
Step 2:    Broker’s Market Analysis
After the initial interview, your consultant will order two Broker’s Market Analyses of your home and review them with you. A Broker’s Market Analysis (BMA) is performed by a real estate broker on the basis of his or her knowledge of the current real estate resale activity in the community. Each Analysis will compare your home with other similar, recently sold homes to attempt to answer the question:
“What will the home sell for in the next three to four months, as is, with usual financing for the area?”
The average value of the BMAs will be the basis for the initial listing price for your home under the Home Sale Assistance Program. The home should be listed for no more than 5% over the average of the two BMAs’ most probable sales price. (Following the appraisal process, you will need to adjust your list price so that it is not more than 5% over the value provided in your Guaranteed
Purchase Offer.) Adherence to the Home Sale Assistance Program requirements, including list price caps, is necessary to receive the home sale assistance and home purchase benefits outlined in this guide.
Step 3:    Selecting a broker or agent to sell your home
You may want to list your home with one of the brokers who provided a BMA, but you are not required to do so. Talk over your broker preferences with your RMC consultant. If you wish to consider additional brokers, the RMC will provide referrals. You are free to choose a broker or agent you already know, subject to RMC approval. Approval must be granted before you take any action regarding the price, terms and service requirements of the listing. In addition, your agent may not be your relative (defined as a parent, child, spouse, domestic partner, sibling, in-law, stepparent, stepchild, grandparent, or grandchild) as it is a conflict of interest for the Company to reimburse members of a relocating family for services (commission) connected with the sale of the old home or purchase of a new home.

Employee Relocation Guide – Officer May 1, 2022

Step 4:    Listing your home for sale
After you have chosen a broker or agent, you will be asked to sign a listing agreement. The following
“Exclusion Clause” must be included as a signed addendum to your listing agreement:
“It is understood and agreed that regardless of whether or not an offer is presented by a ready, willing and able buyer:
(1)    That no commission or compensation is earned by, or is due and payable to, broker until sale of the property has been consummated between seller and buyer, the deed delivered to the buyer and the purchase price delivered to the seller; and

(2)    That the seller reserves the right to sell the property to Altair Global or any other person(s) designated by Altair (individually and collectively a “Named Prospective Purchaser”) at any time upon which this listing agreement shall terminate without obligation by Altair or the parties to this agreement and no commission or compensation will be due.”

The exclusion clause must be attached to the listing agreement as a signed addendum. This clause will prevent PG&E from paying the listing broker double commission when the home is sold.
The commission may not exceed 6% without prior approval from PG&E. The term of any listing agreement should not exceed 90 days. Your RMC consultant may recommend a shorter term under certain circumstances.
Establish a realistic list price for the home. Your RMC consultant will offer advice on the best listing and selling prices, based on current market data provided by real estate professionals in the community. You are encouraged to participate in this process by providing relevant data to the brokers chosen to assess value. The advantages of a competitive listing price will be explained fully by your consultant.
You must complete a home sale disclosure statement. Every home seller has certain legal duties and obligations to a buyer, including full disclosure of all pertinent information about the condition of the home and its surroundings. If the RMC inadvertently or without proper disclosure information purchases a home ineligible for the Home Sale Assistance program, and PG&E incurs a loss as a result of your omission or misrepresentation of information, you must repay PG&E any current and future out-of-pocket expenses, and/or fines or legal judgments paid or to be paid by PG&E with regard to the property.

Step 5:    Work closely with the broker and the RMC to locate a buyer for your home.
Your RMC consultant will work directly with the real estate broker or agent to monitor progress in marketing your home. The consultant will make constructive suggestions and note any market activity

Employee Relocation Guide – Officer May 1, 2022

that might impact the sales strategy. You will be contacted regularly by the consultant to discuss current information and revise the sales strategy as needed. You are encouraged to carefully evaluate these recommendations, but you are not required to accept them.

Employee Relocation Guide – Officer May 1, 2022

Step 6:    Review any purchase offers on the home with your RMC consultant.
Signing any purchase offer or accepting any earnest money deposits from a buyer or broker prior to speaking with your RMC consultant will place your Home Sale Assistance benefits at risk.
You should contact your RMC consultant immediately when you receive any offer to purchase your home. Your consultant is available by phone toll-free during office hours or after hours by calling the number listed on his or her business card, and he or she will tell you what to do if the offer is acceptable to you.
If an offer from a buyer is acceptable, the RMC will sign the contracts. The RMC’s obligation to you and PG&E is to determine if the buyer is qualified and if the offer is bona fide before approving the contract.
It is important to proceed with care in evaluating a purchase offer because some costs may not be reimbursable. If the buyer’s purchase offer requires the seller to pay any concessions or buyer’s expenses at closing those costs will be deducted from your equity. The following list provides guidelines for consideration as you negotiate a purchase offer; however, you should consult your RMC consultant if there is any question about whether a cost will be paid under PG&E’s relocation benefit program.

PG&E Will Pay (if normally required of seller)	PG&E Will Not Pay
    Document preparation fees
    Survey fees
    Mortgage release fees
    Recording fees
    Transfer taxes
    Title insurance
    Closing and legal fees
    Escrow fees
    FHA/VA fees (required by seller)
    Attorney fees, if an attorney is required to handle the actual closing
    Termite or pest inspection
    Radon inspection or warranty, if necessary
    Normal and reasonable real estate broker’s commission (not to exceed 6% of purchase price, unless approved in advance by PG&E)

    Discount points (FHA, VA or conventional)
    Escrow
    Insurance
    Utility bills
    Property taxes
    Rent
    Seller concessions included in the contract with the buyer, including buyer’s closing costs, home warranties, repairs, remodeling, restoration or renovation of any kind
    Expenses to remedy and bring to acceptable standards hazardous conditions in the home, such as:
    Radon gas
    Friable asbestos
    Lead-based paint
    Urea formaldehyde foam insulation
    Underground storage tanks containing toxic materials
    Similar environmental hazards
    Pest control

Employee Relocation Guide – Officer May 1, 2022

Step 7:    Amended Value Sale
Amended Value Sale is a procedure that will be used when you find a buyer for your home. The Amended Value Sale Program consists of two separate, arm’s length transactions:
    The RMC purchases the home from you at the same net price and terms as the bona fide offer that you have received from a buyer. Once the sale to the RMC closes and you vacate the home, subject to disclosure obligations, you are no longer financially or legally responsible for the home.
    The RMC, as the owner of the property, sells the home at the previously offered price to the buyer who made the offer. If something should happen to prevent this second sale from taking place, you are not affected.
Because the RMC, on behalf of PG&E, is buying your home based on the value of the offer you have received, the RMC must be sure that the offer is bona fide and that the buyer is ready, willing and able to purchase your home. Your consultant will work closely with you and your broker as you consider any offers to be sure that the terms are acceptable to the RMC and PG&E.
In order for an offer to be eligible for the Amended Value Sale Program, it must meet certain requirements, including:
    The contract of sale from the buyer must specify a closing date that is within 60 days of the contract date.
    The contract must not be contingent on the sale of the purchaser’s home. It can, however, be contingent on a closing scheduled to occur within thirty (30) days of the contract date.
    The contract must not contain other contingencies, with the exception of inspections and buyer’s approval for financing.
If the RMC cannot accept the contract of sale because the buyer is not qualified with a bona fide offer, you must continue to market the home. If you choose to accept the contract of sale with the buyer against the recommendation of the RMC, you will be responsible for managing the process as an independent sale, outside of the Home Sale Assistance Program. In this case, you will still receive direct reimbursement for reasonable and customary home sale expenses; however, none of the expenses of the transaction will be grossed up.

Employee Relocation Guide – Officer May 1, 2022

Step 8:    Closing an Amended Value Sale
When an acceptable offer to purchase the home has been received, documents previously sent by the RMC will require immediate attention. The documents will include a contract of sale between you and the RMC, certain financial information forms and a general warranty deed that will subsequently be used by the RMC to convey title. Your consultant will offer specific advice as required, but you (and your spouse, if applicable) should plan to execute the documents as soon as possible before a Notary Public and return them to your RMC consultant. It will not be necessary for you to attend the closing of the sale.
You will receive your equity directly from the RMC when the Contract of Sale documents are signed or the property is vacated, whichever is later. Payment will be by either check or electronic transfer. You will also receive a detailed equity statement by email, mail, or fax explaining every adjustment to the equity. In general, the equity will be calculated as follows:

Employee Relocation Guide – Officer May 1, 2022

To determine the total “net” cash value of any transaction on the home under the Home Sale Assistance Program, first add together:
1.    The purchase price appearing in the RMC’s contract of sale, wherein you are the seller and the RMC is the purchaser.
2.    Any amounts you have prepaid for which you are entitled to receive a prorated refund, such as interest and taxes, but excluding home casualty insurance.

Then subtract from the above the total of the following amounts (if any) that are applicable:
1.    All outstanding indebtedness (mortgages, tax liens, judgments, etc.)
2.    Charges for prorated items such as interest and taxes through the effective date of the contract of sale between you and the RMC or through the vacate date, whichever is later.
3.    Concessions to which you agreed as the seller.
4.    Costs for deferred maintenance/repairs to be completed before the home can be purchased.
5.    A vacate holdback of $500, refundable to you after you have permanently vacated the property and the RMC has verified property condition.

The difference is:	The net equity under the Company relocation program.

Step 9: Cost of Ownership
The sale price in the Contract of Sale between you and the RMC will reflect the cost of ownership of the home (property insurance, taxes, utilities, maintenance and interest on the mortgage) through the effective date of the contract of sale between you and the RMC or the vacate date, whichever is later. The equity statement from the RMC will provide a detailed accounting of your home sale transaction.
It is acceptable to cancel your property insurance as of your vacate or acceptance date, whichever is later. However, for liability purposes it is recommended that your property insurance remain in effect until your new policy is in force. It is your responsibility to contact your insurance carrier to advise them of cancellation.
Your RMC consultant will advise you when to discontinue making mortgage and other payments. If you have arrangements with any lender for payments to be automatically deducted from your account, it will be your responsibility to cancel the automatic draft(s) as of your acceptance or vacate date whichever is later. It is imperative you discuss with your RMC consultant when to send this form to your lender. If you fail to cancel your automatic draft(s), refunds for overpayments will be delayed until after closing.
Step 10:    Vacating the Home
If you vacate prior to closing, your real estate broker will make arrangements to pick up your house keys, warranties, garage door opener controls and other such necessities. Your consultant will notify you when to transfer utilities to the broker’s name, but do not request the utilities be turned off as this will result in reconnect charges. Please be sure to contact the utility companies to provide your forwarding address for your final bills.
Regardless of whether you vacate before or after closing, it will be necessary to leave the home in cleanly swept condition. In order to avoid paying additional cleaning charges later, the home must be

Employee Relocation Guide – Officer May 1, 2022

clean and you must remove all personal property, trash or debris. Cleaning charges will be withheld from the refund of your “vacate holdback” (Step 8, item 5 in the Guide for Calculation of Equity) if necessary.

Employee Relocation Guide – Officer May 1, 2022

Tax Liability
The majority of expenditures associated with this benefit are not reported as gross earnings; thus no gross-up is necessary provided the home sells under the Amended Value Sale program. The only exception to this is the expenditures associated with the deed and transfer tax of the property in some states.
Tax Liability
This benefit is not reported as gross earnings, and no gross-up is necessary.

New Home Finding Assistance

Do not contact any real estate professional at the destination without the guidance of your RMC consultant. When you are ready to visit your destination to look for suitable housing, the RMC must arrange your travel and lodging and take care of many of the details for you.
PG&E will provide you with assistance in searching for your new residence. Specifically:
    Before you depart to look for housing in the new location, your RMC consultant will ask you for detailed information concerning your housing preferences, price range and family requirements.
    If you wish to rent, the RMC will arrange for a rental service or a real estate broker to assist you in locating the right place for you.
    If you choose to purchase a home, a real estate broker will arrange for house-hunting tours for every day you are in the area. You will be escorted to neighborhoods and homes of interest to you. Through your broker or agent, you will see homes targeted to meet your goals and needs.
Rental Assistance
In order to assist employees intending to rent or lease a home or apartment in the new location, one
(1) full day tour with a rental finding company/brokerage will be provided. Your RMC consultant can assign you to a qualified local company in your destination area to provide you with the following information:
    General availability of apartments, houses, and condominiums for rent and the range of rental rates
    Local real estate practices governing such matters as who prepares the lease, the amount of commission if any, and the security deposit required
    Application fees and/or security deposits for rentals are not a reimbursable expense.

Home Search Trip

Employee Relocation Guide – Officer May 1, 2022

You and your spouse/registered domestic partner may take up to two home search trips for a maximum of eight days, seven nights total. Dependent children who will be relocating to the destination with the family will also be eligible for one home finding trip.
The following conditions apply to travel expense reimbursement:
    All travel arrangements must be made through the RMC.
    Itemized receipts are required for reimbursement. Submit the Expense Report through the RMC’s website.
    Airline reservations should be made a minimum of seven days in advance. If you wish to drive, you will be reimbursed mileage at the current IRS rate for business travel.
    Travel booked during a public holiday period needs to be reviewed by the consultant.
    Baggage fees are not reimbursable for this trip. You may use your Miscellaneous Allowance to cover baggage fees.
    Expenses for transportation to and from the airport, parking, and tolls will be reimbursed in accordance with the Company business travel policy.
    Reasonable lodging will be provided for employee and spouse/domestic partner together for the trip.
    Expenses for car rental and gas will be reimbursed. Expenses for a GPS or upgrades not standard for the rental car will not be reimbursed.
    Meal per diem of $50 per adult and child 16 and over per day. Children under 16 receive $25 per child per day. Receipts are not required for reimbursement.
    If you cancel a travel booking and there is a cancellation fee, you will be required to pay any ticket change fees and /or fare increase using your MEA.
    Do not use your corporate credit cards for relocation expenses. In addition, do not use your company car for activities related to relocation, as the IRS considers such use as taxable income to you.
    Cancellations for rental tours require a 48-hour notice. Charges will apply if the 48 notice is not provided. Continued cancellations may result in loss of benefit or future tours conducted at an out of pocket expense.
Business Expenses
Should you incur business expenses during the home finding trip, these expenses must be segregated from relocation expenses and submitted to PG&E separately to avoid relocation tax liability.
Tax Liability
New Home Finding benefits are reported as additional gross earnings and the amount is grossed up to help offset additional taxes.

Employee Relocation Guide – Officer May 1, 2022

Lender Referral

One of the critical aspects of buying a new home is obtaining mortgage financing. The RMC will provide you with a list of representatives of selected local and national mortgage companies that will offer loan programs for your use. You are not required to use any of the lenders referred by the RMC, but they typically offer mortgages at competitive interest rates and reduced fees. Your designated mortgage company will provide details on financing your transaction.

Home Purchase Closing Costs

You are eligible for reimbursement of normal closing costs when you purchase a home at the new location. To receive this benefit, you must close the purchase of your new home within one year of your report date at the destination location. To receive home purchase benefits, you must contact PG&E’s Relocation Management Company (RMC), Altair, for referral to approved real estate agents in connection with the purchase of your residence. You must comply with the Home Purchase requirements, which includes your agent paying a referral fee to the RMC, or you will not be eligible to receive your closing cost benefits.
You must move into your new residence within 10 days of closing on it. No additional storage or temporary housing will be extended to accommodate a new home remodel.
Closing Procedures
Your mortgage company will provide details on financing your transaction.
Your consultant will review your closing documents to make certain that the charges are in order, consistent with your negotiated purchase contract and within the limits of reimbursements that will be paid by PG&E.
All eligible costs will be paid by the RMC at closing so that all you need to provide when you close the purchase of your home is the down payment and any concessions or other non-eligible costs.
Eligible Closing Expenses
Closing costs reimbursement will be equal to actual costs or 2.0% of the new home purchase price, whichever is less.
    Appraisal fee, if required by lending institution
    Credit report
    Settlement or closing fee
    Title insurance
    Document preparation
    Notary fee
    Attorney’s fees
    Government recording and transfer charges (only if required of the lender)
    Survey (only if required of the lender)

Employee Relocation Guide – Officer May 1, 2022

    General home inspection

Employee Relocation Guide – Officer May 1, 2022

    Pest or termite inspection (only if required of the buyer)
    Application fee, commitment fee, processing fee, etc.
Note: The items listed above are not all inclusive. Eligible expenses may vary by local custom. Your RMC consultant will advise you regarding expenses covered by PG&E.
Non-eligible Closing Expenses
Specifically excluded from reimbursement are prepaid expenses such as:
    Prorated interest
    Discount points
    Origination fees expressed as a percentage of the loan amount
    Taxes
    Homeowner’s insurance
    Mortgage insurance
    Earnest money payments
    Property mortgage insurance for insufficient down money
    Tax or insurance escrow
    Home warranties
    Any fees associated with second mortgages
Tax Liability
The Closing Cost Benefit is reported as additional gross earnings and the amount is grossed up to help offset additional taxes.

Employee Relocation Guide – Officer May 1, 2022

Household Goods Moving

Your belongings will be shipped by one of the RMC’s select moving companies.
Your consultant will arrange for the van line’s household goods move coordinator to contact you and provide you with details surrounding the movement of your household goods. The moving company will need sufficient time to properly coordinate your move. A minimum notice of 30 working days is required. During holidays and summer months, more lead-time is required. Packing and loading dates will be arranged with every attempt made to provide these services on the dates you request. However, keep in mind that PG&E will not authorize or reimburse additional costs of weekend or holiday service. If you request a weekend or holiday move, the overtime charges will be collected directly from you upon delivery. You are required to inventory items being moved and check them off when you arrive in the destination. You or a designated representative should be present during packing, unpacking and loading, unloading. Additional details provided in the section on Important Information Concerning Household Goods Shipments. Local moves (under 50 miles) will not be accommodated.
Important – Do not give notice to a landlord to vacate your apartment prior to confirming with the van line that you have a firm move date.
Insurance
Replacement cost insurance up to $100,000 is provided at no cost to you. If you require additional coverage in excess of that provided, the cost will be billed to you by the RMC.
Moving Services
The selected household goods carrier will pack, load, insure, transport, deliver and unpack your normal household goods. There are some limits to this service. Furniture and boxes will be placed in your home where specified, and the contents of your boxes will be unpacked and placed on the closest flat surface, if requested. Unpacking beyond this description is considered a settling-in service or maid service and may be obtained from the moving company at an additional cost to you.
Depending on the complexity of services you require, some additional services may be performed by your moving company or a third-party service firm when deemed necessary by the RMC and within reasonable costs. Such “third-party” services, including crating, will be considered for normal household goods only and will not include service for items affixed to the property.
It is strongly recommended that you take advantage of the packing services provided by this guide. If you pack yourself, no cost saving is realized and none of the goods that you pack will be insured.
If you are unavailable for a pick-up or delivery and do not notify movers in advance, any additional charge will be billed to you.
Some examples of items typically covered for crating are: marble/glass top tables, mirrors and glass shelves.
Items not covered: artwork, taxidermy, more than 4 TV’s, aquariums, yard art, fountains and chandeliers.

Employee Relocation Guide – Officer May 1, 2022

These lists are not all inclusive. If you have any items that are not covered for crating, you may use your Miscellaneous Allowance to pay the 3rd party company directly
Household Goods Storage
Storage of household goods and personal effects in transit will be covered up to 90 days, but only if storage is unavoidable. If storage is required for more than 90 days or if you need to access any stored items, the charge will be billed to you.
Storage will not be extended to accommodate a new home remodel.
You will be responsible for costs beyond the time period allowed by this guide.
Transportation of Automobiles
PG&E will pay for shipping up to two personal automobiles within the U.S. if the move is greater than 400 miles. The vehicles must be in working order and must fit on a standard car carrier or moving van. The value of the vehicles to be moved must exceed the cost of shipment.
If you wish to have your car transported in a covered car carrier, you can pay for the cost using your MEA.If the move is less than 400 miles, you are required to drive the cars you own to the new location or ship them at your own expense. Mileage and tolls via the most commonly used direct route will be reimbursed at the current IRS rate.
Disconnecting and Connecting Appliances/Utilities
PG&E will cover the cost of disconnecting and connecting normal household appliances or any other article requiring special servicing for safe transportation. Appliances include washer, dryer, refrigerator, stand-alone freezer and icemaker. However, the extension of any gas or electric lines or adding service for mismatched appliances (i.e., converting an electric hook-up for a gas appliance) is excluded.
Special or Extraordinary Shipping Requirements Are Your Responsibility
Plans should be made in advance for items requiring special or extraordinary handling. These shipping arrangements and the costs will be your responsibility, but call your household goods move coordinator or your relocation consultant for advice.
PG&E will not pay for charges by the moving company to pick up any furnishings or material at any site other than your primary residence. You will be billed directly for this additional service.
Authorized Household Goods Eligible for Moving Benefit
    Clothing and personal items
    Furniture and fixtures (not attached to the house)
    Major appliances
    Gardening equipment
    Pianos (3rd party service to lock/unlock keys and re-tuning not covered)
    Grandfather clocks
    Pool tables (3rd party service to disassemble and reassemble are not covered)

Employee Relocation Guide – Officer May 1, 2022

    Waterbeds (if drained and disassembled)

Items NOT Authorized:
The following is a list of items for which PG&E will not authorize transportation.
    Boats, trailers, airplanes, motorcycles 250 cc and over, snowmobiles, off-road vehicles, travel trailers, pop-up trailers, camper inserts for pick-up trucks, or other recreational vehicles
    Livestock or domestic animals
    Taxidermy
    Frozen/perishable foods
    Alcohol, wine and wine cellar shipment
    Liquids in unsafe containers/flammable liquids, items that may contaminate or damage other goods
    Valuable papers/securities/money
    Valuable jewelry/precious stones/firs/items of extraordinary value
    Heavy machinery/tractors/farm equipment larger than normally required for yard and garden maintenance
    Lumber or other building materials
    Plants
    Antiques and fine art
    Animal-drawn carriages or wagons, vintage and show automobiles
    Storage sheds, greenhouses, play houses or other outside buildings
    Campers, motor homes, livestock trailers
    Satellite dishes greater than 24” in diameter/ solar panels
    Coins, stamps and other fine collectibles
    Items associated with an in-home business
    Hot tubs/spas/above-ground pools
    Ammunition and/or explosives
    Firewood/coal
    Items from a temporary residence
    Items that cannot be attached a value (personal paints, pottery, etc.)
    Auto parts
    Any other items which cannot be packed or moved by a standard commercial carrier
    Any goods/materials prohibited by law
Note: Gas grills may be shipped but must be emptied and certified before loading.

Employee Relocation Guide – Officer May 1, 2022

Additional Exclusions
    Maid service or housecleaning service

    Tips to movers
    Disassembly/assembly of swimming pools, swing sets, basketball goals, gym equipment (including treadmills, Pelotons, etc.), chandeliers, TV/radio antennas or similar personal property. If such items are disassembled prior to packing, they may be transported.
    If movers assemble or disassemble unusual items, you will be billed directly.
    Insurance for items of extraordinary value such as antiques, fine art, coin and stamp collections, precious metals, documents, securities and notes, or insurance above the coverage provided by PG&E.
    Draining and refilling of waterbeds.
    Establishing services such as power, water, gas, telephones, etc.
    Exclusive use of moving van or space reservation
    Unauthorized extra pick-ups or deliveries, such as from a storage unit
    Unauthorized overtime packing and unpacking
    Unauthorized crating
    3rd party services such as hoisting of furniture, moving safes or heavy equipment.
    Crating of TV’s is limited to 4 TV’s. Dismounting and remounting of TV’s is not covered.
    Storage of automobiles
Important Information Concerning Household Goods Shipping
    Valuables such as jewelry, coin and stamp collections, computer programs, currency, precious metals, gems or semi-precious stones, rare documents, or most other collectibles should be set aside and transported with you when you travel. Only under certain very specific conditions is the mover responsible for these items. Be certain to ask the representative of your moving company about transporting valuables when he or she visits your home to inventory your belongings.
    Firearms may be transported, but must be unloaded, packed separately and inventoried by type of firearm and serial number. The inventory must be included in the documentation of the move. This is for your protection as well as the protection of the mover. You will be responsible for meeting the licensing or registration requirements, if any, of the state where you are moving. You cannot ship live ammunition via household goods movers.
    Accompany the mover through the home as he or she inventories and tags each item to be moved. Plan to check off the items at the destination as well; otherwise, you may have difficulty with claims settlements should they prove necessary.
    You or your representative should be present during packing and loading. Do not release the drivers until a complete inspection of the home and property has been accomplished, since items left behind could result in extra charges to you.
    Detach items that are to be moved, such as televisions, wall-mounted can openers and coffee makers, pictures, posters, curtain rods, attached bookcases and the like. Unplug appliances and electrical devices such as stereos and computers; if possible, stow the connecting cords and cables.

Employee Relocation Guide – Officer May 1, 2022

    Remove all items from refrigerators. Unplug, defrost, clean and let stand open to dry at least 24 hours in advance of loading.
    Items that cannot be moved by your household goods mover:
    Bleach
    Propane tanks or butane tanks
    Flammable or combustible items of any kind, including gas and oil in lawn mowers, edgers and other yard or utility equipment
    Open liquids of any kind
    Frozen foods
    Aerosol cans or paints
    No mover will accept liability for moving plants. If you choose to allow the mover to move your plants, you do so at your own risk.
Note: Federal regulations require that plants moved interstate be inspected and certified free of pests and diseases. The states of California, Arizona and Florida are especially diligent in enforcing their agriculture laws. Taking plants into these states may require considerable extra expense and effort.
    If you have items in temporary storage, please give the shipper maximum possible advance notice of the date you prefer delivery. Fourteen days is recommended to ensure the availability of your preferred dates.
    Keep your utilities on at the old location until at least the day after the scheduled completion of packing and loading.
    In the event damage occurs during the shipment of your goods, please advise your relocation consultant immediately. Auto claims must be filed within 24 hours of the auto’s delivery. The household goods claim must be filed immediately if the goods are going into a self-storage unit and within 90 days of delivery if goods are delivered directly to the home or have been in van line storage.
Tax Liability
Household goods moving and storage expenses are reported as additional gross earnings and the amount will be grossed up to help offset additional taxes.

Employee Relocation Guide – Officer May 1, 2022

Temporary Living Expenses

If you assume duties at the new location before your new home is available for occupancy, the RMC will arrange for temporary accommodations in corporate housing for up to six months as long as you are still financially responsible for your former residence. Temporary living must be arranged through the RMC.
Only lodging expenses will be covered, this includes one parking space at the temporary housing unit. Temp housing may start only 1 week prior to your effective start date.
Rent reimbursement in lieu of temp housing is not covered.
If temporary housing that allows pets is available, you are responsible for pet deposits, related fees, etc.
You are eligible for a rental car for up to 14 days in total while your personal auto(s) is in transit. Should you and your spouse both ship a car and need a rental car while waiting for delivery, please plan your car rental time accordingly. The rental car can be arranged through Altair’s Travel Department and direct billed to Altair. Please fill up the rental car gas tank before returning it to the rental facility. You should use your MEA for this cost, as gas is not a reimbursable expense.
Temporary housing will not be extended to accommodate a new home remodel.
Trips Home
The Trip Home benefit is intended to provide you (the employee) with one trip back to your former residence so that you can meet with movers and assist your family with the final move.
You will be eligible for a maximum of two round trips for you, the employee, to return to the departure location OR your spouse/registered domestic partner to visit the destination location. Only round trip airfare or mileage (the most direct route driving at least 400 miles per day) is eligible for reimbursement for your Trip Home benefit. Items that will not be reimbursed include; transportation to and from the airport, parking, meals and baggage fees. The Miscellaneous Expense Allowance is intended to cover these costs.
Tax Liability
This benefit is reported as additional gross earnings and the amount is grossed up to help offset additional taxes.

Final Trip

Reimbursement will be provided for reasonable in-transit expenses incurred by you, your spouse/registered domestic partner, and eligible dependents while traveling on the final trip from the old to the new location.
Eligible expenses include reasonable travel, such as a shuttle or taxi to the airport, lodging and meal expenses. Meal per diem of $50 per adult/child 16 and over per day. Children under age 16 will receive a meal per diem of $25 per child per day. No receipts are needed for reimbursement. You

Employee Relocation Guide – Officer May 1, 2022

must work with your RMC consultant to make your travel arrangements. Air transportation (coach class with advance purchase) will be provided if the distance is over 400 miles; otherwise, you are required to drive to the new location. Baggage fees for up to two pieces of regular luggage per person will be eligible for reimbursement. You may be reimbursed for up to $100 in total per person for baggage fees. Any additional baggage fees should be paid for using your Miscellaneous Allowance.
If you drive, you will be reimbursed mileage for up to two automobiles. Mileage reimbursement will be based on the current IRS rate for business travel by the most direct route. Other expenses for hotel and meal reimbursement will be based on travel of at least 400 miles per day. No reimbursement is provided for the additional cost of side trips or sightseeing. Mileage will be paid on your own car(s) only. Should you choose to rent a car to drive for your final move, you would be expected to use your MEA for the cost. Expenses are reimbursable for one night prior to departure, en route, and if you are unable to move directly into your new home upon arrival, one night at the destination.
Do not use your corporate credit cards for relocation expenses. In addition, do not use your company car for activities related to relocation as the IRS considers such use as taxable income to you.
You must report actual travel expenses on a Relocation Expense Form and submit to the RMC for approval.
Tax Liability
Final trip expenses are reported as additional gross earnings and are grossed up.

Expense Reporting

Employee Relocation Guide – Officer May 1, 2022

In some circumstances, you are required to pay certain relocation expenses and request reimbursement afterward. Such reimbursement requests must be kept separate from other business expenses and submitted to the RMC, using the Relocation Expense Form.
After submitting the expense report online, the required receipt copies should be submitted to the RMC for approval and processing no later than 30 days after you incur the expenses. To be IRS compliant, expenses must be submitted in the year the expense is incurred. Failure to submit expenses within this time frame could jeopardize reimbursement, your tax assistance, or both.
Reimbursement will be for actual, reasonable costs only, within the guidelines.
Please remember:
    You must include copies of itemized receipts for all expenses (except meals) in order to be eligible for reimbursement.
    You must include a copy of the expense report when you provide your receipts.
    It is wise to make copies of all reimbursement forms and receipts that you submit for your personal records as well as for income tax purposes.
    All expense associated with your relocation must be reimbursed within your 12 month relocation benefit period.
Regular business/travel expenses must be submitted separately to PG&E on separate expense reports.
Do not use your corporate credit cards for relocation expenses. In addition, you may not use your company car for activities related to relocation, as the IRS considers such use as taxable income to you.
In addition to other policy provisions regarding the timing of expense reimbursements, any reimbursements of taxable expenses provided pursuant to this program shall be reimbursed on or before the last day of the calendar year following the year in which the expense was incurred, consistent with requirements in Internal Revenue Code Section 409A, as it may be amended.
The amount of expenses eligible for reimbursement is not subject to a multi-year cap. As a result, expenses eligible for reimbursement during one year, do not affect the expenses eligible for reimbursement in any other taxable year.

Employee Relocation Guide – Officer May 1, 2022